Exhibit (i)(2)

ADMINISTRATIVE SERVICES AGREEMENT

by and between

DELAWARE LIFE INSURANCE COMPANY

and

SOMERSET REINSURANCE LTD.

Dated as of [●] [●], 2024

i

ii

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.01(a)	Designated Company Services
Schedule 2.01(a) Schedule 2.04 Schedule 3.03 Schedule 4.03	Administrative Services Initial Service Coordinators Permitted Subcontractors Additional Reporting

iii

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), is made and entered into as of [●] [●], 2024, by and between Delaware Life Insurance Company, a Delaware domiciled stock life insurance company (the “Company”), and Somerset Reinsurance Ltd., an exempted company limited by shares registered as a Long Term Class E insurer under the Insurance Act 1978 of Bermuda and incorporated under the laws of Bermuda (the “Administrator”).

W I T N E S S E T H

WHEREAS, DLIC Sub-Holdings, LLC, a Delaware limited liability company (“DLIC Holdings”), the Company, Delaware Life Reinsurance (Barbados) Corp. (which, following the date hereof, may be renamed “Nautilus Reinsurance Company (Barbados) Limited” or a different name), an insurance company registered pursuant to the Insurance Act, 1996 of the laws of Barbados and a wholly-owned subsidiary of DLIC Holdings (“Barbco”), and Nautilus International Holdings, Inc., a Delaware corporation (“Nautilus Holdings”), have entered into that certain Master Transaction Agreement, dated as of November [●], 2024 (the “Nautilus MTA”) setting forth the terms and conditions pursuant to which, among other things, Nautilus Holdings will purchase all of the issued and outstanding shares of Barbco;

WHEREAS, the Company and the Administrator and, solely for the limited purposes specified therein, DLIC Holdings have entered into that certain Master Transaction Agreement, dated as of November [•], 2024 (the “Somerset MTA”), to, among other things, memorialize the Administrator’s obligations with respect to the Administrator’s reinsurance and policy administration obligations in respect of policies reinsured pursuant to the Reinsurance Agreements (as defined below);

WHEREAS, in connection with the Nautilus MTA and the Somerset MTA, pursuant to that certain Reinsurance Novation and Release Agreement, dated as of the date hereof, by and among the Company, the Administrator and Barbco, Barbco has transferred, assigned and novated to the Administrator all of its rights, title and interests of, and duties, liabilities and obligations arising under, (i) that certain amended and restated coinsurance agreement pursuant to which Company cedes to Barbco as reinsurer thereunder liabilities under certain corporate owned life insurance and bank owned life insurance policies on a coinsurance basis as specified therein (the “Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI)”), and (ii) that certain amended and restated reinsurance agreement pursuant to which the Company cedes to Barbco as reinsurer thereunder liabilities under certain bank owned life insurance policies on a yearly renewable term basis as specified therein (the “Amended and Restated YRT Reinsurance Agreement (BOLI)” and, together with the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI), the “Reinsurance Agreements”);

WHEREAS, as contemplated by the Nautilus MTA, the Somerset MTA and the Reinsurance Agreements, the Company wishes to appoint the Administrator, on the terms and subject to the conditions set forth herein, to provide certain administrative and other policy-related services with respect to the policies reinsured under the Reinsurance Agreements, and the Administrator desires to provide such administrative and other policy-related services;

WHEREAS, as contemplated by the Nautilus MTA, the Somerset MTA and the Reinsurance Agreements, beginning on the date hereof, the Administrator intends to subcontract the performance of the Administrative Services (as defined below) to Nautilus

Management Services, Inc., a Delaware corporation and affiliate of Nautilus Holdings (“Nautilus Management”), and, in furtherance thereof, simultaneously with the execution and delivery of this Agreement, the Administrator is entering into that certain Administrative Services Agreement with Nautilus Management in respect thereof (the “Nautilus Administrative Services Agreement”); and

WHEREAS, Nautilus Management, in turn, intends to subcontract the performance of a portion of the Administrative Services to be performed by Nautilus Management under the Nautilus Administrative Services Agreement to Andesa Services, Inc. pursuant to the Andesa Administrative Services Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.

(a)   The following terms shall have the respective meanings set forth below throughout this Agreement:

“Action” means any claim, action, suit, litigation, arbitration, proceeding, investigation, examination, demand, audit, assessment, inquiry, hearing, charge or complaint by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Administered Policies” means, collectively, the Reinsured Policies as defined in the Reinsurance Agreements.

“Administration Termination Triggering Event” has the meaning set forth in Section 5.09.

“Administrative Services” means all required, necessary or appropriate services for the administration, handling and performance of the Administered Policies, including any services that are reasonably required, necessary or appropriate under applicable Law or the terms of the Administered Polices, but excluding (a) those services to be provided by Company and its Affiliates pursuant to the terms of the Transition Services Agreement for such time as such services are obligated to be provided by the Company and its Affiliates in accordance with the Transition Services Agreement, and (b) the Cedant Services; provided that, upon any assumption of the administration of the Third Party Reinsurance Contracts in accordance with the terms of [Section 7.02(b)] of the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI), the administration of such Third Party Reinsurance Contracts shall be included in the Administrative Services. Without limiting the generality of the foregoing, the Administrative Services provided by the Administrator hereunder shall include the services set forth on Schedule 2.01(a) hereto.

“Administrator” has the meaning set forth in the Preamble.

“Administrator Indemnified Parties” has the meaning set forth in Section 9.02.

“Administrator’s Books and Records” has the meaning set forth in Section 4.01(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, for the avoidance of doubt, that Persons that control or are under common control with Group 1001 Insurance Holdings, LLC that are not subsidiaries of Group 1001 Insurance Holdings, LLC shall not constitute “Affiliates” of the Company. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The term “Affiliated” shall have a correlative meaning.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI)” has the meaning set forth in the Recitals.

“Amended and Restated YRT Reinsurance Agreement (BOLI)” has the meaning set forth in the Recitals.

“________Agreements” means (i) the License Agreement, effective as of _______, between _________, the Company and BarbCo (as successor by novation to Sun Life Assurance Company of Canada pursuant to the _______Novation Agreement), and (ii) the Administrative Service Agreement, dated as of __________, between __________Administrative Services LLC and the Company.

“Ancillary Agreements” has the meaning ascribed to such term in the Reinsurance Agreements.

“Andesa” means Andesa Services, Inc.

“Andesa Administrative Services Agreements” has the meaning ascribed to such term in the Reinsurance Agreements.

“Applicable Privacy and Security Laws” means all applicable laws and associated regulations concerning the privacy, security, or processing of Personal Information (which may include laws of jurisdictions where Personal Information is or was collected or where the individual resides), including data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, data security laws, laws requiring the secure disposal of records containing Personal Information, and laws concerning email, text message or telephone communications, including but not limited to all applicable comprehensive US state data privacy laws, including the currently effective or successor versions of the California Consumer Privacy Act (CCPA) and all other similar United States federal, state, and local laws and regulations, as they may be amended, modified, or replaced from time to time.

“ARIAS U.S.” has the meaning set forth in Section 10.07(b).

“Barbco” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or Wilmington, Delaware are authorized or required by applicable Law to be closed for business.

“Cedant Services” has the meaning ascribed to such term in the Reinsurance Agreements and, for the avoidance of doubt, includes the Designated Cedant Services.

“Claim Notice” has the meaning set forth in Section 9.05(a).

“Client” means any policyholders, contractholders, insureds and beneficiaries under Administered Policies.

“Closing” has the meaning set forth in the Somerset MTA.

“Closing Date” has the meaning set forth in the Somerset MTA.

“Company” has the meaning set forth in the Preamble.

“Company Indemnified Parties” has the meaning set forth in Section 9.01.

“Confidential Information” has the meaning ascribed to such term in the Reinsurance Agreements.

“Continuing Material Administration Event” has the meaning set forth in Section 5.09.

“Coordinator” has the meaning set forth in Section 2.04.

“Designated Cedant Services” means the administrative services described on Schedule 1.01(a) to the extent relating solely to the Administered Policies.

“Disputes” has the meaning set forth in Section 10.06.

“Estimated Premium Increase” has the meaning set forth in Section 9.04(a).

“Extra-Contractual Obligations” has the meaning ascribed to such term in the Reinsurance Agreements.

“Force Majeure” means any cause preventing either party hereto from performing any or all of its obligations and which arises from or is attributable to events beyond the reasonable control of the party so prevented, including acts of God, war, terrorist attack, riot, civil commotion, malicious damage, any Law or rule, regulation, direction or order of any Governmental Authority, breakdown of plant or machinery, telecommunication or other systems or networks, fire, flood, storm or natural disaster or weather event (but, for the avoidance of doubt, excluding failure caused by such party’s financial condition or negligence).

“Governmental Action” has the meaning set forth in Section 5.01(a).

“Governmental Authority” means any government, political subdivision, court, board, commission, legislative, regulatory, self-regulatory body or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

“Indemnified Party” has the meaning set forth in Section 9.05(a).

“Indemnifying Party” has the meaning set forth in Section 9.05(a).

“Law” means any national, state, regional or local law, statute, ordinance, rule or regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Liability” means, with respect to any Person, any debt, liability, expense, commitment or obligation of such Person of any kind, character or description, whether direct or indirect, fixed or unfixed, matured or unmatured, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Names and Marks” means the names and marks of the Company and its Affiliates that are used in connection with the administration of the Administered Policies.

“Loss” has the meaning set forth in the Somerset MTA.

“Material Administration Event” means the Administrator (including through its Subcontractor) having exhibited a pattern or practice of conduct that (a) has continued for at least thirty (30) days and resulted in a material breach of the Servicing Standard individually or in the aggregate and (b) had or is reasonably expected to have a material and adverse effect on the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Company or any of its Affiliates (or the reputation thereof with its regulators), taken as a whole.

“Nautilus Administrative Services Agreements” has the meaning set forth in the Recitals.

“Nautilus Holdings” has the meaning set forth in the Recitals.

“Nautilus Management” has the meaning set forth in the Recitals.

“Nautilus MTA” has the meaning set forth in the Recitals.

“New Material Administration Event” has the meaning set forth in Section 5.09.

“New York Courts” has the meaning set forth in Section 10.07(f).

“NGE Criteria” has the meaning ascribed to such term in the Reinsurance Agreements.

“Non-Guaranteed Elements” has the meaning ascribed to such term in the Reinsurance Agreements.

“Novation” has the meaning ascribed to such term in the Reinsurance Agreements

“OFAC Laws” means the sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets.

“Permits” means all licenses, permits, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Personal Information” means (i) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (ii) information that identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, with a particular individual or household, such as name, signature, address, social security number, telephone number or other unique identifier, (iii) information that can be used to authenticate an individual (including passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers), (iv) any “protected health information” as such term is defined under the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations issued thereunder, (v) any “personal information” as such term is defined under the California Consumer Privacy Act of 2018, Cal. Civ. Code § 1798.100 et. seq., including as amended from time to time, and all regulations issued thereunder, or (vi) other information that is considered “personal information” “personally identifiable information,” “personal data,” or like terms under Applicable Privacy and Security Laws.

“Petitioner” has the meaning set forth in Section 10.07(b).

“Reinsurance Agreements” has the meaning set forth in the Recitals.

“Reinsured Liabilities” means, collectively, (a) the General Account Liabilities (as defined in the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI)) and (b) the Pro-Rata Share of the Certificate Net Amount at Risk of the Certificates (as defined in the Amended and Restated YRT Reinsurance Agreement (BOLI)).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors, consultants, attorneys, accountants and other representatives.

“Respondent” has the meaning set forth in Section 10.07(b).

“Routine Complaint” has the meaning set forth in Section 5.06(a).

“Separate Accounts” has the meaning ascribed to such term in the Reinsurance Agreements.

“Servicing Standard” has the meaning set forth in Section 3.01(a).

“Somerset MTA” has the meaning set forth in the Recitals.

“Special Projects” has the meaning set forth in Section 3.02.

“Specified Administration Covenant Breach” means a breach of the Company’s covenant under those consents, dated October 24, 2024, by and between ___________ and the Company that there will be no changes to reinsurance administrative practices, including reinsurance claims management and data transfer in respect of the Administered Policies except, in each case, to the extent that such breach arises from the performance of a Cedant Service.

“Subcontractor” has the meaning set forth in Section 3.03.

“Third-Party Action” has the meaning set forth in Section 5.03.

“Third-Party Claim” has the meaning set forth in Section 9.05(b).

“Third Party Reinsurance Contracts” has the meaning ascribed to such term in the Reinsurance Agreements.

“Third Party Reinsurance Recoverables” has the meaning ascribed to such term in the Reinsurance Agreements.

Section 1.02. Interpretation.

(a)  As used in this Agreement, references to the following terms have the meanings indicated:

(i)  to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)  to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented or replaced from time to time;

(iii)  to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)  to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)   to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)   to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)  to the “date of this Agreement,” “the date hereof” and words of similar import refer to [●] [●], 2024; and

(viii)  to “this Agreement” includes the Exhibits and Schedules.

(b)  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)   Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)   The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)   References to a “party” means the Company or the Administrator and references to “parties” means the Company and the Administrator unless the context otherwise requires.

(f)   References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. Whenever any cash amount is payable hereunder, such amount shall be paid to the Person entitled to receive such payment by wire transfer of immediately available funds to one or more accounts specified in writing by the recipient.

(g)   The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)   No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i)   Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(j)   All capitalized terms used without definition in the Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.01.  Appointment of Administrator.

(a)   Effective from and after the Novation, the Company hereby appoints the Administrator as its exclusive agent to provide, or procure, the Administrative Services, and Administrator hereby accepts such appointment and agrees to perform or procure the

Administrative Services at and following the Novation on the terms and subject to the conditions set forth herein.

(b)   At all times during the term of this Agreement, the Administrator or its applicable Subcontractors shall hold, possess and maintain, any and all Permits that are necessary for the provision by the Administrator of the Administrative Services or to the extent otherwise required to perform its other duties and obligations under this Agreement on behalf of the Company.

Section 2.02.  Power of Attorney. Subject to the terms and conditions herein, the Company hereby appoints and names Administrator, acting through its authorized officers and employees and the Subcontractors and their authorized officers and employees, as Company’s lawful attorney-in-fact, from and after the date hereof for so long as Administrator is authorized to perform Administrative Services and solely to the extent necessary to provide the Administrative Services, (a) to do any and all lawful and appropriate acts that the Company might have done with respect to the Administered Policies, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Administered Policies other than the Cedant Services (subject to the assumption of administration of Third Party Reinsurance Contracts by the Administrator in accordance with [Section 7.02(b)] of the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI)), (ii) to enforce any right and defend (in the name of the Company, when necessary) against any Liability arising with respect to the Administered Policies, (iii) to enforce any right or defend (in the name of the Company, when necessary) any Action arising from or relating to the Administered Policies, (iv) to collect any and all sums due or payable to the Company in respect of the Administered Policies, (v) to collect any and all Third Party Reinsurance Recoverables due or payable under or relating to the Administered Policies (to the extent Administrator has assumed administration of Third Party Reinsurance Contracts in accordance with [Section 7.02(b)] of the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI)) and recoveries under the Separate Accounts, (vi) to sign (in the Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vii) to take actions necessary, as may be reasonably agreed by the Company and the Administrator, to maintain the Administered Policies, the Separate Accounts and, if applicable, the Third Party Reinsurance Contracts in compliance with applicable Law, (viii) to take actions necessary to add new lives to Administered Policies [and to make necessary and appropriate rate and form filings],1 and (ix) to manage and administer the Third Party Reinsurance Contracts, including giving notices of terminations or recaptures of Third Party Reinsurance Contracts or consenting to such terminations or recaptures (to the extent Administrator has assumed administration of Third Party Reinsurance Contracts in accordance with [Section 7.02(b)] of the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI)), but in all cases only to the extent of the rights and authority expressly granted to Administrator pursuant to, and in accordance with the terms of, this Agreement. The Company will, when and as reasonably requested by the Administrator, execute and provide to the Administrator written powers of attorney or other documents that are necessary and appropriate to carry out the objectives of this Agreement. Notwithstanding the foregoing, Administrator shall only

[1]	Note to Draft: To be confirmed prior to Closing whether any updates to rate and form filings could be required in the future.

exercise such power of attorney to the extent of the rights and authority expressly granted to Administrator pursuant to, and in accordance with the terms of, this Agreement.

Section 2.03.  Notification of Interested Parties. Promptly following execution of this Agreement, the Administrator shall, at the Administrator’s expense, send or cause its Subcontractors to send to all interested parties as determined by mutual agreement between the Company and the Administrator a written notice (in a form mutually agreed between the Company and the Administrator) advising that the Administrator and Nautilus Management have been appointed to provide the Administrative Services.

Section 2.04.  Coordinators. Each of the Company and the Administrator shall appoint and provide written notice to the other, of the name, title and contact information for an individual who shall be a current officer or employee of such party and shall serve as such party’s primary contact with respect to issues that may arise out of the scope or performance of this Agreement (each, a “Coordinator”). The initial Coordinators for Administrator and the Company, including relevant contact information, are set forth on Schedule 2.04. The Company or the Administrator, as the case may be, may replace their respective Coordinator by giving notice pursuant to Section 10.02 to the other party stating the name, title and contact information for the new Coordinator. Each Coordinator will have primary responsibility on behalf of its respective party, to communicate and coordinate with the other Coordinator with respect to this Agreement. The Coordinators shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss open issues related to this Agreement and performance hereunder. If there is an open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Company and the Administrator under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use commercially reasonable efforts and work together in good faith to resolve any disagreements or disputes as expeditiously as possible.

Section 2.05.  Cooperation; Savings. The parties hereto shall use commercially reasonable efforts to cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement. In accordance with the foregoing, each party shall at its own cost and expense, at all reasonable times under the circumstances, make reasonably available to the other party properly authorized personnel for the purpose of consultation and decision. The Administrator shall not be in breach of this Agreement due to its failure to perform any of the Administrative Services to the extent such failure is the result of (a) a breach by the Company of any of its obligations hereunder or under the Transition Services Agreement or the Reinsurance Agreements, (b) the Administrator adhering to the terms of a direction or a consent provided by the Company in connection with the Administrative Services, (c) a delay in a response from the Company to a request from the Administrator for direction made in accordance with this Agreement to the extent that the Company has indicated that a response is forthcoming or (d) the Company exercising any of its rights or otherwise taking action with respect to the Administered Policies or the Administrative Services. In addition, the parties agree to reasonably cooperate with each other and all Governmental Authorities in maintaining the Administered Policies in compliance in all material respects with applicable Laws.

Section 2.06.  Company Authority. The intention of the parties hereto is that Administrator shall perform all Administrative Services in such a manner as to minimize the involvement of the Company and its Affiliates, in light of the intent of the parties and the stated purposes of the Somerset MTA, the Reinsurance Agreements, this Agreement, the Transition

Services Agreement and the other Ancillary Agreements, subject to the Company’s obligation to provide the Cedant Services as set forth under the Reinsurance Agreements.

Section 2.07.  Ultimate Authority. Notwithstanding any other provision of this Agreement, the Reinsurance Agreements or the Andesa Administrative Services Agreements, the Company shall retain the ultimate authority to make all decisions with respect to the administration of the Administered Policies to the extent necessary to comply with applicable Law or to prevent any effect that could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of the Company and its Affiliates, taken as a whole; provided, that, in exercising such right, the Company shall act in good faith, taking into account the intent of the parties to, and the stated purpose and terms and conditions of, this Agreement, the Reinsurance Agreements and the Ancillary Agreements.

ARTICLE III

SERVICING STANDARDS; SUBCONTRACTORS

Section 3.01.  Administrative Services Standards.

(a)   The Administrator shall perform the Administrative Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in compliance with applicable Law and the terms of the Administered Policies, and (iii) with a level of attentiveness substantially comparable or higher to that which the Administrator and/or its Affiliates exercises in the execution of services similar to the Administrative Services for third parties (the “Servicing Standard”). The Administrator shall make available (at reasonable times and upon reasonable prior notice) senior representatives of Administrator and Nautilus Management with responsibility for administration of the Administered Policies to discuss any concerns and recommendations of the Company regarding a breach of the service standards set forth herein.

Section 3.02.  Special Projects. From time to time, the Company may request changes to the Administrative Services rendered by the Administrator hereunder (i) to provide additional services or support, or services or support at levels not required hereunder or (ii) to support special or unusual circumstances specific to the Company under the Reinsurance Agreements arising subsequent to the date hereof or attributable to actions taken by, or changes involving, the Company in connection with a reorganization or other corporate transaction (collectively, the “Special Projects”). The Company acknowledges that unless and until the Administrator has agreed in writing, it will have no obligation to provide services for any Special Projects and that Special Projects may require fees charged by the Administrator at a mutually agreed upon rate, including fees charged to the Administrator by its Subcontractors. If the Administrator agrees to perform any Special Project, such Special Project shall be deemed to constitute part of the Administrative Services and shall be subject to such standards as may be mutually agreed by the parties hereto in connection with such Special Project.

Section 3.03.  Subcontractors. The Administrator may subcontract the performance of any or all Administrative Services with respect to the Administered Policies to Nautilus Management pursuant to the Nautilus Administrative Services Agreement and any or all of the Administrative Services may be further subcontracted by the Administrator or Nautilus Management to Andesa pursuant to the Andesa Administrative Services Agreements (to the extent contemplated thereby) and other Persons with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (any such Person to whom such services are subcontracted in accordance with this Section 3.03, a “Subcontractor”); provided, that without the Company’s prior written consent but with prior written notice to the Company, (a) the Administrator may subcontract to (i) Via Management Solutions; (ii) any Person with experience administering COLI and BOLI insurance policies if the service to be contracted is a routine task or function; or (iii) an existing contractor that previously provided similar services to the Company during the twelve (12) calendar months immediately preceding the Closing Date, and (b) Nautilus Management may subcontract to any of the Persons identified on Schedule 3.03; provided, further, that no such subcontracting to a Subcontractor shall relieve the Administrator from any of its obligations or liabilities hereunder, and Administrator shall remain fully responsible for all actions, inactions, obligations or liabilities of such Subcontractor with regards to the providing of such Administrative Services as if provided by Administrator. In the event that Nautilus Management is removed or resigns, the Administrator, subject to Section 7.03(a), may select a replacement administrator (which shall not be the Company unless the Company so agrees in its sole and absolute discretion); provided that, unless such replacement administrator is the Administrator or Via Management Solutions, the appointment of such replacement administrator shall be subject to the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Following any such selection, the Administrator shall thereafter appoint and take all reasonably necessary action to appoint such replacement administrator; provided, however, that until such replacement administrator shall be agreed to by the parties, Administrator or Via Management Solutions shall have the right to act as administrator. Any replacement administrator shall accept its appointment by entering into an administrative services agreement with the Administrator in a form reasonably acceptable to the Company and the Administrator, and substantially similar to the Nautilus Administrative Services Agreement to the extent reasonably practicable.

Section 3.04.  ________. The parties hereto agree that, if _________fails to make payments due to the Company or its Affiliates under a Wrap Agreement (as defined in the Reinsurance Agreements), the Administrator will, at the Company’s request and expense, use good faith efforts to effect the Company’s or its Affiliates’ rights to set off any amounts payable by the Company to the parties to the ___________Agreements against amounts that may be owed to the Company or its Affiliates under such Wrap Agreement.

Section 3.05.  Investigations. As an Administrative Service provided hereunder and in a manner consistent with the Servicing Standard, the Administrator shall keep the Company reasonably informed in writing (with email being acceptable) of probable or actual fraud incidents concerning the Administered Policies of which it becomes aware and cooperate with, and provide reasonable assistance to, the Company in connection with any investigation thereof and in connection with the Designated Cedant Services related thereto.

ARTICLE IV

BOOKS AND RECORDS; ACCESS; AUDIT

Section 4.01.  Maintenance of Books and Records.

(a)   The Administrator (or Nautilus Management or other Subcontractor on Administrator’s behalf) shall maintain accurate and complete books and records of all transactions pertaining to the Administrative Services and all data used by the Administrator or such Subcontractor in the performance of the Administrative Services (collectively, with and the books and records otherwise created in connection with or with respect to this Agreement, the “Administrator’s Books and Records”), including claims files in respect of the Administered Policies and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator or such Subcontractor in the performance of the Administrative Services. The Administrator’s Books and Records shall be maintained by the Administrator or such Subcontractor, as applicable, (i) in accordance with applicable Laws, (ii) in accordance with the internal record retention procedures and policies of the Administrator or such Subcontractor, as applicable, and (iii) in a format accessible by the Company and its Representatives. During the term of this Agreement, upon any reasonable request from the Company or its Representatives, the Administrator shall provide to the Company and its Representatives access to Administrator’s Books and Records in accordance with the terms of [Section 6.01] of the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI) and [Section 18.1] of the Amended and Restated YRT Reinsurance Agreement (BOLI).

(b)   The Administrator and Nautilus Management (or other Subcontractor, as applicable) shall maintain facilities and procedures that are in accordance with applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the Administrator’s Books and Records. The Administrator and Nautilus Management (or such other Subcontractor) shall back up all of its computer files relating to the Administrative Services hereunder or otherwise used in the performance of the Administrative Services under this Agreement on a frequency consistent with the processes and procedures applied by the Administrator and Nautilus Management (or such other Subcontractor), respectively, to other comparable insurance businesses administered by the Administrator and Nautilus Management (or such other Subcontractor), respectively, or their respective Affiliates but in any case using commercially reasonable processes and procedures.

Section 4.02.  Additional Reports.

(a)   As of and following the date hereof, the Administrator shall, or shall cause Nautilus Management or any other Subcontractors to, provide the Company with the reports set forth on Schedule 4.02 and, to the extent the actual costs of providing such data or reports is not in the reasonable judgment of the Administrator materially burdensome to the Administrator, any other data or reports reasonably requested by the Company in connection with the Administered Policies to enable the Company to comply with any and all applicable Laws, including all statutory insurance reporting, state regulatory reporting, Tax reporting and SAP, GAAP, IFRS and SEC financial reporting requirements and any current or future informational reporting or other requirements imposed by any Governmental Authority. Any data and reports required to be provided by the Administrator shall be prepared and delivered, in any event, on a timely basis in order for the Company to comply with any filing deadlines (provided that the Company shall have communicated any such filing deadlines to the Administrator reasonably in advance) required by Applicable Law and, to the extent applicable but without limiting the foregoing, in accordance with the reporting deadlines set forth on Schedule 4.02. Among other responsibilities and without limiting the generality of the foregoing:

(i)   The Administrator shall promptly prepare and furnish to the Company (or, as otherwise provided herein, to the applicable Governmental Authority) all filings, submissions, reports and related summaries (including statistical summaries), and other information required or requested by any Governmental Authority with respect to the Administered Policies.

(ii)  During the term of this Agreement, the Administrator shall promptly notify the Company of any event that could reasonably be expected to materially affect delivery of the Administrative Services.

(b)  Upon reasonable notice, each party shall from time to time furnish to the other such reports and information related to the Administered Policies and Reinsured Liabilities as may reasonably be requested by such other party for regulatory, tax, reporting and similar purposes, and such reports or information shall be prepared and delivered in a timely fashion in order for the receiving party to comply with any filing deadlines required by applicable Law or otherwise.

ARTICLE V

COOPERATION; ACTIONS; REGULATORY MATTERS

Section 5.01.  Governmental Actions. The Company shall:

(a)  as soon as reasonably practicable and in no event more than five (5) Business Days after its receipt of notice thereof, notify the Administrator in writing of any Action initiated by a Governmental Authority relating to the Administrative Services or the Administered Policies (any such Action, a “Governmental Action”), provide to the Administrator a report consistent with the Company’s ordinary course reporting summarizing the nature of any such Governmental Action and the alleged actions or omissions giving rise to such Governmental Action (and promptly provide copies of all notices, pleadings or other correspondence or documents as reasonably requested by the Administrator in connection with its review of such matters);

(b)  prepare, with a copy to the Administrator, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within a reasonable time frame as permitted by applicable Law; provided, that the Company shall provide its proposed response to the Administrator for the Administrator’s review prior to submitting such proposed response to such Governmental Authority, shall take into account any recommendations of the Administrator that are provided to the Administrator in a timely manner with respect to such matters, and shall not unreasonably reject such recommendations; and

(c)  subject to Section 5.02 below, supervise and control the defense and/or settlement of all Governmental Actions (in the name of the Administrator when necessary); provided, that the Company shall not settle or compromise any such Action without the Administrator’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.02. Defense of Governmental Actions. Notwithstanding anything in this Agreement to the contrary, the Administrator shall have the right at its sole expense to engage its own separate legal representation and to participate in, but not control, any such defense or settlement of a Governmental Action assumed by the Company to the extent such

Governmental Action is material to the Reinsured Policies or names the Administrator as a party thereto.

Section 5.03. Other Actions. With respect to any Actions by any Person relating to the Administrative Services or the Administered Policies other than a Governmental Action or a Routine Complaint (a “Third-Party Action”), the Company shall:

(a)  notify the Administrator as soon as reasonably practicable and in no event more than five (5) Business Days after its receipt of notice thereof (other than from the Administrator), of any such Third-Party Action;

(b)  subject to Section 5.04, supervise and control the investigation, contest, defense and/or settlement of all such Third-Party Actions in the name of the Administrator when necessary; provided, that the Company shall provide the Administrator with sufficient opportunity to comment on its handling of any Third-Party Action and shall not settle or compromise any such Third-Party Action without the Administrator’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and

(c)   keep the Administrator reasonably informed of the progress of all such Third-Party Actions and, at the Administrator’s request, provide to the Administrator reports in a form consistent with the Company’s ordinary course reporting summarizing the nature of any such Third-Party Action, the alleged actions or omissions giving rise to such Third-Party Action and copies of any files or other documents that the Administrator may reasonably request in its review of such matters.

Section 5.04. Participation. Notwithstanding anything in this Agreement to the contrary, the Administrator shall have the right at its sole expense to engage its own separate legal representation and to participate in, but not control, any such defense or settlement of a Third-Party Action assumed by the Company.

Section 5.05. Routine Complaints.

(a)  With respect to any written or oral communication or complaint expressing a routine grievance by a Client, Client representative or insurance producer which concerns the Administered Policies (a “Routine Complaint”), the Company shall:

(i)  respond to such Routine Complaint in a timely manner and shall be responsible for the form and content of such response; and

(ii)  manage such Routine Complaint, including the settlement or resolution thereof, consistent with its own complaint handling procedures, applicable Law, and the reasonable views and recommendations of the Administrator; provided, that the Company may, in its discretion, seek the direction of the Administrator to the extent necessary for the Administrator to settle or otherwise resolve such Routine Complaint.

(b)   Notwithstanding the foregoing, if the Company reasonably determines that the facts or circumstances related to a Routine Complaint are such that a Governmental Action or Third-Party Action may occur, then such Routine Complaint, and all subsequent Routine Complaints reasonably similar or related thereto, shall be handled in accordance with the applicable provisions of this Article V.

Section 5.06. Cooperation; Costs and Expenses.

(a)   The Administrator and the Company shall cooperate with, and provide reasonable assistance to, each other in connection with the defense, settlement and resolution of Governmental Actions, Third-Party Actions and Routine Complaints.

(b)   If, due to a breach by the Administrator of its obligations under this Agreement, the internal costs and expenses incurred by the Company in the handling of Governmental Actions and Third Party Actions during any twelve month (12) period following the Closing Date are materially higher than such costs and expenses incurred by the Company during the twelve month (12) period immediately preceding the Closing Date, the parties hereto shall agree in good faith to increases to the Expense Allowance contemplated by Section 4.01 of the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI) for such 12-month period on a look-back basis to compensate the Company for such increased costs and expenses.

Section 5.07.  Notices Served to Administrator. To the extent that notice of any Governmental Action, Third-Party Action or Routine Complaint is served on the Administrator or any Subcontractor, the Administrator (itself or through its Subcontractor) shall promptly notify the Company and provide the Company with copies of all notices, pleadings or other correspondence or documents received by the Administrator or any Subcontractor in connection therewith, and such Governmental Action or Third-Party Action shall be handled in accordance with the applicable provisions of this Article V.

Section 5.08.  Third-Party Claims. Notwithstanding anything to the contrary in Article V, in the event that any Governmental Action, Third-Party Action or Routine Complaint constitutes a Third-Party Claim subject to the provisions of Article IV, then the provisions of Article VIII (and not Article V) shall apply.

Section 5.09.  Extra-Contractual Obligations. The parties hereto acknowledge that, notwithstanding anything to the contrary set forth in the Reinsurance Agreements, any Extra-Contractual Obligations arising from the Company’s performance of its obligations under this Article V with respect to Governmental Actions, Third-Party Actions or Routine Complaints shall be treated as a Cedant Extra-Contractual Obligation under the Reinsurance Agreements to the extent (a) relating to periods prior to the Closing Date or (b) arising out of or relating to acts, errors or omissions of Company or its Affiliates following the Closing Date, except that, any acts, errors or omissions described in clause (b) shall be treated as Reinsurer Extra-Contractual Obligations under the Reinsurance Agreements to the extent they were (1) undertaken by or at the express written direction or request of, or with the prior written consent of, Administrator or any of its Affiliates after they have been reasonably informed with respect thereto by Company (other than the obligation of Company to perform such obligations under this Article V or as a Designated Cedant Service) or (2) undertaken following a failure of the Administrator to respond to a request from the Company for direction made in accordance with this Agreement that has continued for at least ten (10) Business Days following the date of such request.

Section 5.10.  Nautilus Administrative Services Agreement. The Administrator shall cause the Nautilus Administrative Services Agreement to provide at all times that it shall terminate automatically upon the occurrence of an Insolvency Event (as defined in the Reinsurance Agreements) of Nautilus Management. If the Nautilus Administrative Services Agreement remains in effect, upon the occurrence of a Material Administration Event that is continuing for a period of sixty (60) days from the date that notice of such Material

Administration Event is delivered by the Company to the Administrator, unless 2the Administrator or Nautilus Management has taken reasonable steps to prevent a recurrence of such Material Administration Event on a going-forward basis (in which case such event shall not be deemed to be continuing), the Administrator shall terminate the Nautilus Administrative Services Agreement at the direction of the Company at any point within ten (10) days following the expiration of such sixty (60) day period. Following any such termination, the Administrator shall either assume the Administrative Services (as defined in the Nautilus Administrative Services Agreement) previously performed by Nautilus under the Nautilus Administrative Services Agreement and/or transfer the performance of such services to Via Management Solutions or another party mutually agreeable to the Company and the Administrator (such agreement not to be unreasonably withheld, conditioned or delayed by either party). The parties acknowledge and agree that the Administrator or any new administrator in respect of the Administered Policies may subcontract any portion of the Administrative Services performed by Andesa on the date hereof under the Andesa Administrative Services Agreements to Andesa. If the Nautilus Administrative Services Agreement has been so terminated (or is otherwise terminated) and either such Material Administration Event referenced in the second sentence of this Section 5.10 is continuing for period of thirty (30) days following such termination of the Nautilus Administrative Services Agreement (a “Continuing Material Administration Event”) or another separate Material Administration Event (a “New Material Administration Event”) occurs, then the Company may provide written notice of such event to the Administrator of such continuation or occurrence. Upon delivery of such notice, the Administrator shall make available (at reasonable times and upon reasonable prior notice) senior representatives of the Administrator to discuss the Company’s concerns and recommendations regarding such event. If (i) a Continuing Material Administration Event is continuing for sixty (60) days from the date of delivery of notice of such Continuing Material Administration Event or (ii) a New Material Administration Event is continuing for ninety (90) days from the date of delivery of notice of such New Material Administration Event, in either case unless the Administrator has taken reasonable steps to prevent a recurrence of such Continuing Material Administration Event or New Material Administration Event on a going-forward basis during such period (in which case such event shall not be deemed to be continuing) (an “Administration Termination Triggering Event”), the Company may terminate this Agreement upon written notice at any point within ten (10) days following the expiration of such sixty (60) or ninety (90) day period, as applicable.

ARTICLE VI

EXPENSES FOR ADMINISTRATIVE SERVICES

Section 6.01.  Expenses for Administrative Services. Except as may be set forth herein, Administrator agrees (a) to perform the Administrative Services at its own expense (including, for the avoidance of doubt, employee-related expenses and rent) and without any rights of reimbursement from the Company, in consideration of the Company and the Administrator having entered into the Reinsurance Agreements and (b) that no other compensation or reimbursement will be payable to Administrator in respect of the services provided hereunder.

ARTICLE VII

DURATION; TERMINATION

Section 7.01.  Duration. This Agreement shall commence as of the hereof and remain in effect until terminated in accordance with Section 7.02.

Section 7.02.  Termination. Subject to the provisions regarding survivability set forth in Section 7.04, this Agreement shall terminate:

(a)   at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination, and consistent with Section 7.03(b), shall set forth in reasonable detail the procedure for transferring the Administrative Services to the Company or the Company’s designees;

(b)   at the option of the Company upon written notice to the Administrator upon the occurrence of an Administration Termination Triggering Event in accordance with Section 5.10;

(c)   automatically, upon the effectiveness of any recapture or termination of each of the Reinsurance Agreements;

(d)   automatically, upon the expiration of the Reinsurance Agreements and the satisfaction of the Company’s and the Administrator’s respective obligations thereunder (including with respect to the Reinsured Liabilities); and

(e)   automatically upon the occurrence of an Insolvency Event (as defined in the Reinsurance Agreements) of Administrator.

Section 7.03.  Effect of Termination.

(a)   In the event that this Agreement is (i) terminated pursuant to Section 7.02(a), the Administrator shall promptly select a third party administrator to perform the Administrative Services (subject to the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed) or (ii) terminated pursuant to Section 7.02(b) or Section 7.02(e), the Company shall promptly, at the election of the Company (A) assume the Administrative Services or (B) select a third party administrator to perform the Administrative Services (subject to the prior written consent of the Administrator, not to be unreasonably withheld, conditioned or delayed).

(b)   Upon termination of this Agreement pursuant to Section 7.02 (other than a termination pursuant to Section 7.02(d)), Administrator shall cooperate fully and in good faith in the prompt transfer of the applicable Administrative Services and Administrator’s Books and Records (or, where appropriate, copies thereof) to the third party administrator selected pursuant to Section 7.03(a) or to the Company or its designees, as applicable, so that such third party administrator or the Company or their respective designees, as applicable, shall be able to perform the applicable Administrative Services without interruption following termination of this Agreement and, to the extent required for the orderly transition of the Administrative Services to the Company or the Company’s designee, the Administrator shall continue providing the Administrative Services through the time of such transfer. In addition, following such termination, Administrator will reasonably cooperate with the Company in connection with any regulatory or Tax audits or proceedings relating to any period during which Administrator was providing services hereunder.

(c)   Following any termination of this Agreement pursuant to Section 7.02(b), Section 7.02(c) (other than due to a termination of a Reinsurance Agreement due to a Reinsurer Termination (as defined in the applicable Reinsurance Agreement)) or Section 7.02(e), Administrator shall reimburse the Company for the cost of transitioning the Administrative Services to a replacement administrator or the Company. Following any termination of this Agreement pursuant to Section 7.02(b) or Section 7.02(e), the increased Expense Allowance contemplated by Section 4.01 of the Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI) shall apply; provided, that such increased Expense Allowance shall not apply if the Reinsurance Agreements have been recaptured.

(d)   If the Andesa Administrative Services Agreements are in effect at the time of any termination of this Agreement (other than a termination pursuant to Section 7.02(d)) and have been assigned and transferred from Nautilus Management to the Administrator, the Administrator shall use commercially reasonable efforts to assign and transfer the Andesa Administrative Services Agreements to the Company.

Section 7.04.  Survival. The provisions of Section 7.03, Article IX, Article X hereof and this Section 7.04 shall survive the termination of this Agreement.

ARTICLE VIII

CONFIDENTIALITY; PRIVACY, DATA, AND INFORMATION SECURITY; DISASTER RECOVERY

Section 8.01.  Treatment of Confidential Information. The Company and the Administrator (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and following the date hereof, the Receiving Party and its Affiliates will not disclose, give, sell, use or otherwise divulge any Confidential Information of the other party (the “Disclosing Party”) for any purpose or permit their respective Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (a) if legally compelled to do so, (b) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement, (c) to the extent necessary for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement, (d) to those of such Receiving Party’s Affiliates, and to their respective Representatives in each case who need to know such information for the foregoing purposes or (e) as required under any applicable Law or in the event a party receives a subpoena, regulatory request or court order for such disclosure (or reasonably determines that such disclosure is necessary or appropriate in connection with any filing or submission with, or disclosure to, a Governmental Authority having jurisdiction over the applicable party). If the Receiving Party or its Affiliates, or any of their respective Representatives become legally compelled to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement, unless prohibited by applicable Law, so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 8.01. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 8.01, the Receiving Party or its Affiliates, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded to the Confidential Information.

Section 8.02.  Personal Information. The Parties acknowledge and agree that, in connection with Administrator’s performance of Administrative Services and other obligations under the Agreement, Administrator may receive, be provided access to, process, generate or otherwise use Personal Information. In addition to the confidentiality requirements of Section 8.01 of the Agreement, with respect to the sharing, use and protection of Personal Information, Administrator agrees to the following:

(a)   The Administrator will not use, store, protect, disclose and otherwise process Personal Information received or obtained in connection with this Agreement in violation of, or cause Company to be in violation of, Applicable Privacy and Security Laws. As between the parties, subject to Section 5.05(c) of the Somerset MTA, Company holds all rights, title and interest in and to the Personal Information, none of which are transferred to Administrator under this Agreement.

(b)   [For the avoidance of doubt, the Administrator shall not provide the Company with any Personal Information without the Company’s consent.]

(c)   To the extent that Administrator subcontracts with an affiliate or third party that will receive, generate, collect, process or otherwise obtain access to Personal Information, Administrator shall be fully responsible and liable for the acts and omissions of such subcontractors as well as their compliance with all terms and conditions of the Agreement.

(d)   If any transfer or disclosure of Personal Information under the Agreement is subject to any law or regulation of any country in addition to or other than the United States, the Parties shall promptly amend the Agreement to the extent necessary to comply with such laws or regulations.

Section 8.03.  Compliance with Applicable Privacy and Security Laws. In providing the Administrative Services, the Administrator shall, and shall cause its Affiliates and any Subcontractors to, comply with all Applicable Privacy and Security Laws.

Section 8.04.  Compliance with CCPA. In the event and to the extent the California Consumer Privacy Act of 2018, Cal. Civ. Code § 1798.100 et. seq., including as amended from time to time, and all regulations issued thereunder (“CCPA”) is applicable to any Personal Information processed hereunder:

(a)   Administrator shall act as a “service provider” and shall only process Personal Information on behalf of Company in accordance with and for the purpose of providing the Administrative Services described in this Agreement and as part of its direct business relationship with Company. Administrator shall not “sell” Personal Information or “share” such Personal Information for cross-context behavioral advertising, as such terms are defined under the CCPA. Notwithstanding the foregoing, Administrator may process Personal Information as may otherwise be permitted for service providers or under a comparable exemption from “Sale” under the CCPA, as reasonably determined by Company.

(b)   Administrator shall provide the same level of privacy protection to any Personal Information as provided, and required, under the CCPA. Company may take reasonable and appropriate steps to ensure that Administrator uses Personal Information in a manner consistent with Company’s obligations under the CCPA.

(c)   Administrator shall immediately notify Company if it determines that it can no longer comply with applicable obligations under the CCPA with respect to Personal Information. Upon receiving such notice or other notice of Administrator’s non-compliance with the CCPA, Company may take reasonable steps to stop and remediate any unauthorized use of Personal Information.

(d)   Except to the extent both (1) otherwise provided under the Agreement and (2) permitted under the CCPA, Administrator shall not combine any Personal Information received or obtained in connection with performing the Services under the Agreement with Personal Information which it may otherwise receive, obtain, or collect.

(e)   By executing this Agreement, Administrator hereby certifies that it understands and will comply with the restrictions and obligations relating to Personal Information under this Section 8.04.

Section 8.05.  Information Security. Without limiting any other obligations hereunder, Administrator represents and warrants to Company that it has implemented and will maintain adequate administrative, technical and physical information security safeguards that meet or exceed standards required by Applicable Privacy and Security Laws and accepted industry standards for businesses of similar size.

Section 8.06.  Security Incidents.

(a)   Administrator shall promptly (and in any event such period as may be required by Applicable Privacy and Security Laws) notify the Company if Administrator becomes aware of or has reason to believe that Personal Information received or obtained in connection with this Agreement has been subject to unauthorized disclosure, access, acquisition, or use (“Security Incident”). Both parties shall cooperate with each other in every reasonable way to investigate the Security Incident and, to the extent applicable, shall terminate any unauthorized access to affected Personal Information, remediate the Security Incident and take steps to prevent the reoccurrence thereof. Where applicable, the Parties shall cooperate with each other to regain possession of the affected Personal Information. The Parties shall reasonably cooperate with each other in the conduct of any investigation of, or litigation involving, third parties related to the Security Incident. Each Party shall discharge all responsibilities set forth in this paragraph at its own expense.

(b)   Without limiting any other rights or remedies that may be available to Company, Administrator shall be responsible, and shall reimburse Company, for any reasonable costs, expenses, losses or damages associated with any Security Incident to the extent arising from or within Administrator’s facilities, systems, property or personnel, or caused by the failure of Administrator to comply with its obligations under the Agreement, or Administrator’s negligence, provided that Administrator’s liability under this Section shall not exceed ________dollars ($______ USD) per Security Incident (the “Liability Cap”), provided further that such Liability Cap shall be adjusted on each anniversary of the Effective Date based on changes to the Consumer Price Index for All Urban Consumers (CPI-U) as published by the U.S. Bureau of Labor Statistics.

Section 8.09.  Disaster Recovery. With respect to all Services and Administrator premises used to perform Services, for as long as the Administrative Services are provided hereunder, Administrator shall maintain a disaster recovery plan in accordance with industry standards and adhere to the disaster recovery plan. As part of the Administrative Services provided hereunder, Administrator shall, as promptly as reasonably practicable and consistent with the obligations set forth in this Agreement, implement the disaster recovery plan in the event of any material interruption or interference with Administrator’s ability to continue to provide any of the Administrative Services.

Section 8.10.  Survival. The Parties agree that Administrator’s obligations under this Article VIII by their nature are intended to survive and shall survive the expiration or termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01.  Administrator’s Obligation to Indemnify. The Administrator shall defend, indemnify and hold harmless the Company, its respective Affiliates and their respective Representatives, successors and assigns (“Company Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of the Company Indemnified Parties, to the extent resulting from, relating to, arising out of or in connection with (a) any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement, (b) any Action initiated by __________or its Affiliates arising from a Specified Administration Covenant Breach, solely to the extent that a claim for indemnification pursuant thereto relates and is attributable to the Administrator’s failure to maintain the service standards maintained by DLIC and its Affiliates in administering the Administered Policies during the twelve (12) calendar months immediately preceding the Closing, and where _____________or such Affiliate successfully prevails in such allegation under such Action; and (c) the successful enforcement of this indemnity; provided, however, that Administrator shall not be liable to the Company for any acts, errors or omissions in performing the Administrative Services to the extent (i) expressly directed by the Company or (ii) resulting or arising from the Company’s or its Affiliates’ willful misconduct, gross negligence or breach of this Agreement.

Section 9.02.  Company’s Obligation to Indemnify. The Company shall defend, indemnify and hold harmless the Administrator, its Affiliates and their respective Representatives, successors and assigns (“Administrator Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of the Administrator Indemnified Parties, to the extent resulting from, relating to or in connection with (a) any breach by the Company of the covenants and agreements of the Company contained in this Agreement, (b) acts or omissions of the Administrator taken pursuant to the express directions provided by the Company to the Administrator under this Agreement, and (c) the successful enforcement of this indemnity; provided, however, that the Company shall not be liable to Administrator for any acts, errors or omissions in performing the Administrative Services to the extent resulting or arising from Administrator’s or its Affiliates’ willful misconduct, gross negligence or breach of this Agreement.

Section 9.03.  Alternative Indemnification Rights. Notwithstanding anything in this Agreement or the Reinsurance Agreements to the contrary, if any Company Indemnified Party or Administrator Indemnified Party has the right to indemnification or other recovery under more than one provision of this Agreement or the Reinsurance Agreements, such Company

Indemnified Party or Administrator Indemnified Party, as applicable, shall have the right to seek and obtain indemnification or other recovery for all Losses and other recoveries allowed under each such provision, provided, that such Company Indemnified Party or Administrator Indemnified Party, as applicable, may not obtain duplicative indemnification or other recovery for Losses and recoveries under one or more provisions of this Agreement, the Somerset MTA or any of the other Ancillary Agreements.

Section 9.04.  Limitation on Indemnification.

(a)   The amount of any Losses for which indemnification is sought hereunder that are sustained by an Indemnified Party shall be reduced (i) by any amount actually received by such Indemnified Party or its Affiliates with respect thereto under any insurance coverage relating thereto (but excluding reinsurance or retrocession coverage) (calculated net of any out-of-pocket expenses incurred by such Person in collecting such amount and any increases in insurance premiums reasonably estimated by the Indemnified Party to be due to such Losses (the “Estimated Premium Increase”), or (ii) by any amount actually received by such Indemnified Party or its Affiliates with respect thereto from any non-Affiliated Person alleged to be responsible for any Losses (calculated net of any out-of-pocket expenses incurred by such Person in collecting such amount). The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under direct insurance policies or recoverable from non-Affiliated Persons (but excluding reinsurance or retrocession coverage) with respect to Losses incurred by such Indemnified Party. If the Indemnified Party or its Affiliates actually receive any amounts under insurance policies, or from any non-Affiliated Person alleged to be responsible for any Losses, in each case in connection with a matter giving rise to an indemnification payment, but subsequent to such indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made net of any out-of-pocket expenses incurred by such Person in collecting such amount and the Estimated Premium Increase.

(b)   An Indemnified Party shall use commercially reasonable efforts to mitigate the amount of its Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder so long as and to the extent the Indemnifying Party promptly reimburses the Indemnified Party for any reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in taking such mitigation steps.

(c)   Any Liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement and nothing hereunder shall permit duplicative recovery by Indemnified Parties for the same Loss; provided that the foregoing shall not limit an Indemnified Party’s ability to make a claim as to a breach of more than one representation, warranty, covenant or agreement arising from the same state of facts. For the avoidance of doubt, no party shall be entitled to claim indemnification with respect to the same underlying subject matter more than once.

(d)   The rights and remedies of any Party in respect of any inaccuracy or breach of any representation or warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

(e)   Except in the case of fraud or willful misconduct, the indemnification provided in this Article IX shall the sole and exclusive remedy for any breach, inaccuracy, violation or nonfulfillment of this Agreement, regardless of whether a claim or counterclaim is based in tort, contract or any other legal theory, or arises under law or in equity, except that the remedies of injunction and specific performance to the extent available under Section 10.09 shall remain available to the parties. In furtherance of the foregoing, each of the parties hereby irrevocably waives, to the fullest extent permitted under applicable Law, any and all rights, claims, counterclaims and causes of action it may have against the other party arising under or based upon this Agreement, any applicable Law, common law or otherwise, except (A) pursuant to the provisions set forth in this Article IX, (B) in the case of fraud or willful misconduct, and (C) the remedies of injunction and specific performance to the extent available under Section 10.09.

Section 9.05.  Indemnification Procedures.

(a)   Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall give to the party from whom indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Losses (a “Claim Notice”). The Claim Notice shall be given promptly (and in any event within forty-five (45) days) after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail, to the extent then known, the nature of the claim, the basis for such claim and the estimated amount of the Losses that have been or may be sustained by an Indemnified Party relating to such claim to the extent reasonably ascertainable or estimable, and attach copies of all material written evidence thereof to the date of such notice. The failure or delay of an Indemnified Party to timely give a Claim Notice or to include any information in a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article IX, except and solely to the extent that the Indemnifying Party is prejudiced by the failure or delay to timely give such Claim Notice.

(b)   If a Claim Notice relates to a claim, action, suit, proceeding or demand asserted by a non-Affiliated Person (or a successor thereof) (a “Third-Party Claim”), the Indemnifying Party may, through counsel of its own choosing reasonably acceptable to the Indemnified Party and at the expense of the Indemnifying Party, assume the defense or investigation of such Third-Party Claim; provided that any Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at its own expense; provided further that (i) the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense therefor, and (ii) the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel retained by the Indemnified Party (A) if the Indemnifying Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party or (B) an actual or likely conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Parties. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party: (i) if the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party; or (ii) if the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party.

(c)   If the Indemnifying Party elects to assume the defense or investigation of such Third-Party Claim as permitted by Section 9.05(b), it shall, no later than thirty (30)

days following its receipt of the Claim Notice notify the Indemnified Party in writing of its assumption of the defense or investigation of such Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any pending or threatened Third-Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) or consent to the entry of any judgment, except to the extent (i) it includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a complete and unconditional written release from all Liability in respect of such Third-Party Claim, (ii) it does not subject the Indemnified Party to any non-monetary relief, injunctive relief or other equitable remedy or other conditions, encumbrance or restrictions, (iii) it does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party and does not include any finding or admission of any violation of applicable Law, (iv) it does not provide for any monetary Liability of the Indemnified Party that will not be paid by the Indemnifying Party concurrently with such settlement or compromise, and (v) it does not encumber any of the assets of the Indemnified Party or include any restriction or condition that would apply to or adversely affect the Indemnified Party.

(d)   If the Indemnifying Party (a) does not notify the Indemnified Party within thirty (30) days following its receipt of the Claim Notice in respect of a Third-Party Claim that it will assume the defense and investigation of such Third-Party Claim or (b) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend such Third-Party Claim, then the Indemnified Party shall have the right to maintain control of the defense and investigation of such Third-Party Claim and the Indemnifying Party shall have the right to participate in any such defense, in each case, at the Indemnifying Party’s cost and expense. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third-Party Claim or consent to the entry of any judgment, except to the extent the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.

(e)   The Indemnified Party and the Indemnifying Party shall make reasonably available to each other and their respective Representatives all relevant business records and other documents available to them that are necessary or appropriate for the defense of any Third-Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Indemnified Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third-Party Claim.

ARTICLE X

MISCELLANEOUS

Section 10.01.  Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Reinsurance Agreements, the Somerset MTA and the other Ancillary Agreements and any other documents delivered pursuant hereto or thereto, constitute the entire agreement among the parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof, [except for the Confidentiality Agreement (as defined in the Somerset MTA), which will remain in full force and effect until the Closing and which, from and after the

Closing, shall remain in full force and effect except to the extent otherwise provided in the Somerset MTA].

Section 10.02.  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

To the Company:

Delaware Life Insurance Company

[●]

[●]

Email:    [●]

Attention:   [●]

with a copy (which shall not constitute notice to the Company for the purposes of this Section 10.02) to:

To the Administrator:

with a copy (which shall not constitute notice to the Administrator for the purposes of this Section 10.02) to:

and

Any party may, by notice given in accordance with this Section 9.02 to the other party, designate another address or Person for receipt of notices hereunder.

Section 10.03.  Waivers and Amendment. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by both parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 10.04.  Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by either of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 10.04 will be null and void. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 10.05.  No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns and any indemnified parties as set forth in Article IX.

Section 10.06.   Governing Law and Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any covenant, representation or warranty made in or in connection with this Agreement) (collectively, the “Disputes”) shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the Laws of another jurisdiction.

Section 10.07.  Arbitration. Subject to Section 2.04, all Disputes between the parties in respect to this Agreement shall be resolved pursuant to the terms of this Section 10.07.

(a)   The Company and Administrator shall attempt in good faith to negotiate a mutually acceptable solution to any Dispute arising out of or relating to this Agreement or the breach thereof before resorting to arbitration in the manner set out below. Where the Company and the Administrator fail to reach a mutually acceptable solution within thirty (30) days of the commencement of discussions, then either the Company or the Administrator may initiate arbitration as the sole dispute resolution process regarding such Dispute. The Company and the Administrator intend that the arbitrators will make their decision with a view to effecting the intent of this Agreement.

(b)   To initiate arbitration, one party (the “Petitioner”) will notify the other (the “Respondent”) in writing of its desire to arbitrate, stating the nature of its Dispute, the remedy sought and the name of its party-appointed arbitrator. The Respondent shall respond to the notification in writing within thirty (30) days, and in its response it shall name its party-appointed arbitrator. If the Respondent fails to name its arbitrator within the allotted time, the Petitioner shall appoint both arbitrators. The two arbitrators shall select a third arbitrator within thirty (30) days of the date on which the latter of the two (2) such arbitrators was appointed. Should the two arbitrators selected by the parties not be able to agree upon the choice of a third, then the parties shall each name four (4) arbitrators from the Certified Umpires List maintained by the AIDA Reinsurance and Insurance Arbitration Society (“ARIAS U.S.”). Beginning with the Respondent, each party shall eliminate one (1) arbitrator from the eight (8) listed until one (1) arbitrator remains. If this arbitrator declines to serve, the arbitrator last eliminated will be approached to serve. This process shall be repeated until an arbitrator has agreed to serve as the third arbitrator.

(c)   All three (3) arbitrators must be disinterested persons designated as Certified Professionals by ARIAS U.S. with not less than ten (10) years’ experience as present or former (i) officers of life, health and accident insurance companies or life, health and accident reinsurance companies specializing in retirement or mutual fund products or (ii) persons advising the life, health and accident insurance or life, health and accident reinsurance business in a professional capacity, excluding however, past or present officers, advisers or employees of the Company and the Administrator or their respective Affiliates. If an arbitrator, subsequent to his or her appointment, is unwilling or unable to act, a new arbitrator shall be appointed to replace him or her by the same procedure by which he or she was appointed. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

(d)   The arbitration shall take place at a location in New York, New York unless otherwise agreed to in writing by both the Company and the Administrator. The arbitrators shall have power to fix by a notice in writing to the parties involved a reasonable time and location for the arbitration hearing and may prescribe all procedural rules relating to the course and conduct of the arbitration.

(e)   The written decision of a majority of the arbitrators shall be final and binding on the Company and the Administrator and their respective successors and assigns. The arbitrators shall use their best efforts to render a written award within three (3) months of the arbitration hearing, unless both parties agree otherwise. Failure of the arbitrators to render such decision within the three (3) month period shall not be grounds for challenging or contesting in any respect the validity or enforceability of any written decision.

(f)   The panel is empowered to grant interim relief as it may deem appropriate. Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking provisional measures from the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction over a particular matter, the state courts of the State of New York sitting in New York County (“New York Courts”) and any appellate court from any decision thereof, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g)   Each of the Company and the Administrator consents to the exclusive jurisdiction and venue of the New York Courts and any appellate court from any decision thereof for purposes of any actions or proceedings in connection with the arbitration, including proceedings to compel arbitration or to seek interim relief in aid of arbitration, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. For the avoidance of doubt, the Company and the Administrator shall have the right to seek and obtain in such courts provisional relief prior to the panel being fully formed pursuant to this Section 10.07, including prior to the commencement of the arbitration proceeding.

(h)   Notwithstanding the foregoing provisions of this Section 10.07, in the event of any Dispute, where the amount in Dispute is ________dollars ($________) or less, between the Administrator (or its successor in interest) and the Company (or its successors in interest), arising out of or relating to the provisions of this Agreement or any transaction hereunder, such Dispute shall be submitted to arbitration in accordance with the ARIAS U.S. Streamlined Rules for Small Claim Disputes, as amended or supplemented from time to time, and such rules shall govern the resolution of such Dispute.

Section 10.08.  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.09.  Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 10.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, and (b) nothing contained in this Section 10.09 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.09 before exercising any other right under this Agreement.

Section 10.10.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by scanned image or other electronic means, including files in .pdf or .jpeg or generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) intended to preserve the original graphic or pictorial appearance of a document.

Section 10.11.  Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 10.12.  Expenses. Except as otherwise expressly provided herein, the Administrator and its Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

Section 10.13.  Trademarks. The Company hereby grants to Administrator and its Affiliates, during the term of this Agreement, a limited, personal, non-exclusive, non- transferable, sublicensable (solely to Subcontractors that are permitted under this Agreement), royalty-free, paid up license to use the Licensed Names and Marks solely as necessary to provide the Administrative Services under this Agreement. Administrator, for itself and its Affiliates and Subcontractors, agrees that (i) the use of the Licensed Names and Marks during the term of this Agreement and all services offered in connection therewith shall be of a level of quality equal to or greater than the quality of the services with respect to which the Company uses or used the Licensed Names and Marks, (ii) the use shall be in accordance with the Company’s generally applicable brand guidelines as provided to Administrator from time to time and subject, in the case of any use by the Administrator that is not in the ordinary course of business and consistent with the past practices of the Company in administering the Administered Policies, to the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) during the period in which Administrator or its Affiliates or Subcontractors uses any of the Licensed Names and Marks as permitted under this Section 10.13, neither Administrator nor its Affiliates nor Subcontractors shall take or fail to take any action which action which, as a result of such action or failure to take action, might reasonably be expected to have a material adverse effect on the value of any of the Licensed Names and Marks.

Section 10.14.  Independent Contractor. The Administrator is and shall at all times remain an independent contractor of the Company, and shall not be deemed an agent, employee, lawyer, representative, joint venturer or fiduciary of the Company. Except as expressly granted in this Agreement or otherwise by a party hereto in writing or as may be required by applicable Law, no party shall have any authority, express or implied, to act as an agent of the other party or its subsidiaries or Affiliates under this Agreement. The Administrator shall be solely responsible for the payment of all salary and benefits and all income taxes, social security taxes, unemployment compensation, workers’ compensation taxes, other employment taxes or withholdings and premiums and remittances with respect to its employees involved in the provision of the Administrative Services.

Section 10.15.  OFAC Exclusion. Neither the Company nor the Administrator shall be required to take any action under this Agreement that would result in it being in violation of any OFAC Laws, including making any payments in violation of OFAC Laws. Should either party discover or otherwise become aware that a transaction has been entered into or a payment has been made in violation of any OFAC Law, the party who first becomes aware of the violation of OFAC Laws shall promptly notify the other party and the parties shall reasonably cooperate in order to take all reasonably necessary corrective actions.

Section 10.16.  Force Majeure. If any delay or failure by any party (“affected party”) to perform its obligations under this Agreement results from a Force Majeure, then the performance of its obligations under this Agreement shall be suspended with no Liability for the affected party. The affected party and the other party will cooperate together and use all reasonable best efforts to: (a) perform such obligations as soon as reasonably possible, (b) enable performance of such obligations by reasonable alternative means in the meantime that comply with the applicable standards set forth herein, provided that the non-performing party shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of performing its obligations, and (c) minimize any regulatory breach and/or any loss or damage being occasioned to any Person.

Section 10.17.  Errors. The Administrator shall, at its own expense, correct any errors in the Administrative Services caused by it as promptly as practicable following notice thereof from the Company or upon discovery thereof by the Administrator, as the case may be. Any breach of this Section 10.17 shall be subject to the indemnification procedures and limitations of Article IX.

Section 10.18.  Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

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IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first set forth above.

DELAWARE LIFE INSURANCE COMPANY

By:
Name:
Title:

SOMERSET REINSURANCE LTD.

By:
Name:
Title:

Schedules (omitted)